Exhibit 10.2
EXECUTION VERSION
LOADING RACK
THROUGHPUT AGREEMENT
(LOVINGTON)
     This Loading Rack Throughput Agreement (this “Agreement”) is dated as of March 31, 2010, by and between Navajo Refining Company, LLC (“Navajo”) and Holly Energy Storage-Lovington LLC (“HEP Lovington”). Each of Navajo and HEP Lovington are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, pursuant to an LLC Interest Purchase Agreement dated March 31, 2010, by and between HEP Tulsa LLC and HEP Refining, L.L.C., as purchasers, and Holly Refining & Marketing – Tulsa LLC and Lea Refining Company, as sellers and Holly Corporation (the “Group 2 Purchase Agreement”), HEP Refining, L.L.C. acquired all of the issued and outstanding membership interests of HEP Lovington;
     WHEREAS, HEP Lovington is the owner of, among other things, an asphalt loading rack (the “Loading Rack”) located at Navajo’s Lovington, New Mexico refinery (the “Refinery”); and
     WHEREAS, in connection with the closing of the transactions contemplated by the Group 2 Purchase Agreement, Navajo and HEP Lovington desire to, among other things, set forth the terms and conditions under which HEP Lovington will provide certain loading services for Navajo with respect to the Loading Rack.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
     Section 1. Definitions
     Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
     “Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Navajo, on the one hand, and HEP Lovington, on the other hand, shall not be considered affiliates of each other.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license,

agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Navajo and HEP Lovington, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Assumed OPEX” means the amount set forth on Schedule II attached hereto.
     “bpd” means barrels per day.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” has the meaning set forth in Section 11(e).
     “Closing Date” means the date on which the Loading Rack was acquired through HEP Refining, L.L.C.’s acquisition of all of the issued and outstanding membership interests of HEP Lovington pursuant to the Group 2 Purchase Agreement.
     “Contract Quarter” means a three-month period that commences on January 1, April 1, July 1, or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.
     “Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Damaged Party” has the meaning set forth in Section 10(b).
     “Deficiency Notice” has the meaning set forth in Section 8(a).
     “Deficiency Payment” has the meaning set forth in Section 8(a).
     “Effective Time” means 11:59 p.m., Dallas, Texas time, on March 31, 2010.
Loading Rack Throughput Agreement (Lovington)

     “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.
     “Force Majeure Notice” has the meaning set forth in Section 4(b).
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “Group 2 Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     “HEP Lovington” has the meaning set forth in the preamble to this Agreement.
     “HEP Lovington Payment Obligations” has the meaning set forth in Section 13(a).
     “Holly” means Holly Corporation, a Delaware corporation.
     “Loading Rack” has the meaning set forth in the recitals to this Agreement.
     “Loading Rack Tariff” means the amount set forth on Schedule I attached hereto.
     “Minimum Loading Rack Revenue Commitment” has the meaning set forth in Section 2(a)(i).
     “Minimum Loading Rack Throughput” means 4,000 bpd of Products, in the aggregate, on average for each Contract Quarter.
     “Navajo” has the meaning set forth in the preamble to this Agreement.
     “Navajo Payment Obligations” has the meaning set forth in Section 12(a).
     “Omnibus Agreement” means the Fourth Amended and Restated Omnibus Agreement, dated as of March 31, 2010, by and among Holly, the Partnership and certain of their respective subsidiaries, as the same may be amended hereafter, from time-to-time.
Loading Rack Throughput Agreement (Lovington)

     “Operating Partnership” means Holly Energy Partners-Operating, L.P., a Delaware limited partnership.
     “OPEX Recovery Amount” means an amount equal to (a) the difference between the percentage increase in PPI for a given year minus seven percent (7%) multiplied by (b) the then-current Assumed OPEX.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “PPI” has the meaning set forth in Section 2(a)(ii).
     “Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
     “Products” means asphalt and any other petroleum or petroleum based or derived products loaded or unloaded through the Loading Rack.
     “Refinery” has the meaning set forth in the recitals.
     “Refund” has the meaning set forth in Section 8(c).
     “Related Indemnified Parties” means, with respect to each Party hereto, such Party’s Affiliates, such Party and its Affiliates’ successors and assigns, and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of such Party, its Affiliates and their respective successors and assigns.
     “Respondent” has the meaning set forth in Section 11(e).
     “Term” has the meaning set forth in Section 5.
     Section 2. Agreement to Use Services Relating to Loading Rack.
     The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to HEP Lovington to be paid by Navajo and requires HEP Lovington to provide certain loading services to Navajo. The principal objective of HEP Lovington is for Navajo to meet or exceed its obligations with respect to the Minimum Loading Rack Commitment. The principal objective of Navajo is for HEP Lovington to provide services to Navajo in a manner that enables Navajo to load Products at the Refinery.
Loading Rack Throughput Agreement (Lovington)

     (a) Minimum Loading Rack Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, Navajo agrees as follows:
     (i) Subject to Section 4, Navajo shall pay HEP Lovington throughput fees associated with the Loading Rack that will satisfy the Minimum Loading Rack Commitment in exchange for HEP Lovington providing Navajo a minimum of 4,000 barrels per day of aggregate capacity at the Loading Rack. The “Minimum Loading Rack Revenue Commitment” shall be an amount of revenue to HEP Lovington for each Contract Quarter determined by multiplying the Minimum Loading Rack Throughput by the Loading Rack Tariff as such Loading Rack Tariff may be revised pursuant to Section 2(a)(ii). Navajo will pay HEP Lovington the Loading Rack Tariff for all quantities of Products loaded at the Loading Rack. Notwithstanding the foregoing, in the event that the Closing Date is any date other than the first day of a Contract Quarter, then the Minimum Loading Rack Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.
     (ii) The Loading Rack Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics; provided that the Loading Rack Tariff shall never be increased by more than 3% for any such calendar year. The series ID is WPUSOP3000 as of September 7, 2009 – located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2009 change is: [PPI (2008) – PPI (2007)] / PPI (2007) or (177.1 – 166.6) / 166.6 or .063 or 6.3%. If the PPI index change is negative in a given year then there will be no change in the Loading Rack Tariff. If the above index is no longer published, then Navajo and HEP Lovington shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Loading Rack Tariff. If Navajo and HEP Lovington are unable to agree, a new index will be determined by binding arbitration in accordance with Section 11(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Loading Rack Tariff. To evidence the Parties’ agreement to each adjusted Loading Rack Tariff, the Parties shall execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. Such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety.
     (iii) If Navajo is unable to transport on the Loading Rack the volumes of Products required to meet the Minimum Loading Rack Revenue Commitment as a result of HEP Lovington’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Loading Rack Throughput, then the Minimum
Loading Rack Throughput Agreement (Lovington)

Loading Rack Revenue Commitment applicable to the Contract Quarter during which Navajo is unable to transport such volumes of Products will be reduced by an amount equal to: (A) the volume of Products that Navajo was unable to load at the Loading Rack (but not to exceed the Minimum Loading Rack Throughput), as a result of HEP Lovington’s operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Loading Rack Throughput, multiplied by (B) the Loading Rack Tariff. This Section 2(a)(iii) shall not apply in the event HEP Lovington gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Loading Rack Revenue Commitment shall be suspended in accordance with and as provided in Section 4.
     (b) Obligations of HEP Lovington. During the Term and subject to the terms and conditions of this Agreement, including Section 11(b), HEP Lovington agrees to: (i) own or lease, operate and maintain the Loading Rack and all related assets necessary to operate the Loading Rack; (ii) provide the services required under this Agreement and perform all operations relating to the Loading Rack; and (iii) maintain adequate property and liability insurance covering the Loading Rack and any related assets owned by HEP and necessary for the operation of the Loading Rack. Notwithstanding the preceding sentence, subject to Section 11(b) of this Agreement and Article V of the Omnibus Agreement, HEP Lovington is free to sell any of its assets, including assets that provide services under this Agreement, and Navajo is free to merge with another entity and to sell all of its assets or equity to another entity at any time.
     (c) Notification of Utilization. Upon request by HEP Lovington, Navajo will provide to HEP Lovington written notification of Navajo’s reasonable good faith estimate of their anticipated future utilization of the Loading Rack as soon as reasonably practicable after receiving such request.
     (d) Scheduling and Accepting Movement. HEP Lovington will use its reasonable commercial efforts to schedule movement and accept movements of Products in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.
     (e) Taxes. Navajo will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Products handled by Navajo for loading or unloading by HEP Lovington. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(e) the proper Party shall promptly reimburse the other Party therefor.
     (f) Timing of Payments. Navajo will make payments to HEP Lovington by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by HEP Lovington under this Agreement in the prior month. Payments not received by HEP Lovington on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.
Loading Rack Throughput Agreement (Lovington)

     (g) Increases in Tariff Rates. If new Applicable Laws are enacted that require HEP Lovington to make capital expenditures with respect to the Loading Rack, HEP Lovington may amend the Loading Rack Tariff in order to recover HEP Lovington’s cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return); provided, however, that HEP Lovington may not amend the Loading Rack Tariff pursuant to this Section 2(g) unless and until HEP Lovington has made capital expenditures of $500,000.00 in the aggregate with respect to the Loading Rack in order to comply with such new Applicable Laws. Navajo and HEP Lovington shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates. If Navajo and HEP Lovington are unable to agree on the amount of the new tariff rates that HEP Lovington will charge, such tariff rates will be determined by binding arbitration in accordance with Section 11(e). Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(g).
     (h) Reimbursement of Operating Expenses. At the end of the first four (4) Contract Quarters following the Closing Date, HEP Lovington shall calculate its aggregate operating expenses incurred in the operation of the Loading Rack (but such calculation shall not include extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Term). In the event that such aggregate operating expenses exceed the Assumed OPEX, (i) Navajo shall reimburse HEP Lovington for such operating expenses incurred in excess of the Assumed OPEX, and (ii) HEP Lovington shall increase the Loading Rack Tariff by the amount necessary to increase the Minimum Loading Rack Revenue Commitment by an amount equal to such aggregate operating expenses in excess of the Assumed OPEX for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule II reflecting such aggregate operating expenses as the new Assumed OPEX. In the event that such aggregate operating expenses are less than the Assumed OPEX, HEP Lovington shall decrease the Loading Rack Tariff by the amount necessary to decrease the Minimum Loading Rack Revenue Commitment by an amount equal to the difference between the Assumed OPEX and such actual operating expenses for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule II reflecting such aggregate operating expenses as the new Assumed OPEX. In the event that the PPI increase for any given year is greater than seven percent (7%), then, in addition to any other applicable increases during such year, HEP Lovington shall increase the Loading Rack Tariff by an additional amount necessary to increase the Minimum Loading Rack Revenue Commitment by the OPEX Recovery Amount. Such OPEX Recovery Amount shall be added to the then-current Assumed OPEX, and the Parties shall execute an amended, modified, revised or updated Schedule II reflecting the addition of such OPEX Recovery Amount to the Assumed OPEX.
     Section 3. Agreement to Remain Shipper
     With respect to any Products that are transported, stored or handled in connection with any of the Loading Rack, Navajo agrees that it will continue acting in the capacity of the shipper of any such Products for its own account at all times that such Products are being transported, stored or handled in such Loading Rack.
Loading Rack Throughput Agreement (Lovington)

     Section 4. Notification of Shut-down or Reconfiguration; Force Majeure
     (a) Navajo must deliver to HEP Lovington at least six months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of the Refinery or any portion of the Refinery that would reduce the Refinery’s output. Navajo will use its commercially reasonable efforts to mitigate any reduction in revenues or throughput obligations under this Agreement that would result from such a shut down or reconfiguration. If Navajo shuts down or reconfigures the Refinery or any portion of the Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its Minimum Loading Rack Revenue Commitment under this Agreement, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, Navajo shall (i) propose a new Minimum Loading Rack Revenue Commitment under this Agreement such that the ratio of the new Minimum Loading Rack Revenue Commitment under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original Minimum Loading Rack Revenue Commitment under this Agreement over the original production level and (ii) propose the date on which the new Minimum Loading Rack Revenue Commitment under this Agreement shall take effect. Unless objected to by HEP Lovington within 60 days of receipt by HEP Lovington of such proposal, such new Minimum Loading Rack Revenue Commitment under this Agreement shall become effective as of the date proposed by Navajo. To the extent that HEP Lovington does not agree with Navajo’s proposal, any changes in Navajo’s obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 13(e). Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any change in the Minimum Loading Rack Revenue Commitment under this Agreement agreed to in accordance with this Section 4(a).
     (b) In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 4(b) shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. Navajo will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents HEP Lovington or Navajo from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by HEP Lovington or Navajo by providing written notice thereof to the other Party.
Loading Rack Throughput Agreement (Lovington)

     Section 5. Effectiveness and Term
     This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on March 31, 2025, unless extended by written mutual agreement of the Parties or as set forth in Section 6 (the “Term). The Party(ies) desiring to extend this Agreement pursuant to this Section 5 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.
     Section 6. Right to Enter into a New Agreement
     (a) In the event that Navajo provides prior written notice to HEP Lovington of the desire of Navajo to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then HEP Lovington shall have the right to negotiate to enter into one or more loading agreements with one or more third parties to begin after the date of termination, provided that until the end of one year following termination without renewal of this Agreement, Navajo will have the right to enter into a new loading agreement with HEP Lovington on commercial terms that substantially match the terms upon which HEP Lovington propose to enter into an agreement with a third party for similar services with respect to the Loading Rack. In such circumstances, HEP Lovington shall give Navajo forty-five (45) days prior written notice of any proposed new loading agreement with a third party, and such notice shall inform Navajo of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Navajo shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Navajo shall lose the rights specified by this Section 6(a) with respect to the assets that are the subject of such notice.
     (b) In the event that Navajo fails to provide prior written notice to HEP Lovington of the desire of Navajo to extend this Agreement by written mutual agreement of the Parties pursuant to Section 5, HEP Lovington shall have the right, during the period from the date of Navajo’s failure to provide written notice pursuant to Section 5 to the date of termination of this Agreement, to negotiate to enter into a new loading agreement with a third party; provided, however, that at any time during the twelve (12) months prior to the expiration of the Term, Navajo will have the right to enter into a new loading agreement with HEP Lovington on commercial terms that substantially match the terms upon which HEP Lovington propose to enter into an agreement with a third party for similar services with respect to the Loading Rack. In such circumstances, HEP Lovington shall give Navajo forty-five (45) days prior written notice of any proposed new loading agreement with a third party, and such notice shall inform Navajo of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Navajo shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Navajo shall lose the rights specified by this Section 6(b) with respect to the assets that are the subject of such notice.
Loading Rack Throughput Agreement (Lovington)

     Section 7. Notices
     (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
          Notices to Navajo:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to giver proper notice, to:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
          Notices to HEP Lovington:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, TX 75201
Attn: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
Loading Rack Throughput Agreement (Lovington)

     (b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 7.
     Section 8. Deficiency Payments
     (a) As soon as practicable following the end of each Contract Quarter under this Agreement, HEP Lovington shall deliver to Navajo a written notice (the “Deficiency Notice”) detailing any failure of Navajo to meet their obligations under Section 2(a)(i), provided, however, that Navajo’s obligations pursuant to the Minimum Loading Rack Revenue Commitment shall be assessed on a quarterly basis for the purposes of this Section 8. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that HEP Lovington believes would have been paid by Navajo to HEP Lovington if Navajo had complied with its obligations pursuant to Section 2(a)(i) (the “Deficiency Payment”). Navajo shall pay the Deficiency Payment to HEP Lovington upon the later of: (A) ten (10) days after their receipt of the Deficiency Notice and (B) thirty (30) days following the end of the related Contract Quarter.
     (b) If Navajo disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to HEP Lovington, if any, Navajo shall send written notice thereof regarding the disputed portion of the Deficiency Payment to HEP Lovington and a senior officer of Holly (on behalf of Navajo) and a senior officer of the Partnership (on behalf of HEP Lovington) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, Navajo shall have access to the working papers of HEP Lovington relating to the Deficiency Notice. If such differences are not resolved within thirty (30) days following Navajo’s receipt of the Deficiency Notice, Navajo and HEP Lovington shall, within forty-five (45) days following Navajo’s receipt of the Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 11(e).
     (c) If it is finally determined pursuant to this Section 8 that Navajo is required to pay any or all of the disputed portion of the Deficiency Payment, Navajo shall promptly pay such amount to HEP Lovington, together with interest thereon at the Prime Rate, in immediately available funds.
     (d) The Parties acknowledge and agree that there shall be no carry-over of deficiency payments beyond each Calendar Quarter provided for in Section 8(a) with respect to the Minimum Loading Rack Revenue Commitment.
Loading Rack Throughput Agreement (Lovington)

     Section 9. Right of First Refusal. The Parties acknowledge the right of first refusal of Navajo with respect to the Loading Rack provided in the Omnibus Agreement.
     Section 10. Limitation of Damages.
     (a) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.
     (b) Notwithstanding anything in this Agreement to the contrary and solely for the purpose of determining which of Navajo or HEP Lovington, as applicable, shall be liable in a particular circumstance, no Party shall be liable to another Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by such Party (the “Damaged Party”) except to the extent that the Party causes such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party or owns or operates the Loading Rack or other property in question responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party.
     Section 11. Miscellaneous
     (a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional exhibit or schedule to this
Loading Rack Throughput Agreement (Lovington)

Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
     (b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, Navajo, HEP Lovington and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Navajo (in the case of any assignment by HEP Lovington) or HEP Lovington (in the case of any assignment by Navajo), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Lovington may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Lovington without Navajo’s consent, (ii) Navajo may make such an assignment (including a pro rata partial assignment) to an Affiliate of Navajo without HEP Lovington’s consent, (iii) Navajo may make a collateral assignment of their rights and obligations hereunder, and (iv) HEP Lovington may make a collateral assignment of their rights hereunder and/or grant a security interest in all or a portion of the Loading Rack to a bona fide third party lender or debt holder, or trustee or representative for any of them, without Navajo’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to Navajo a non-disturbance agreement in such form as is reasonably satisfactory to Navajo and such third party lender, debt holder or trustee and Navajo executes an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.
     (c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     (d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     (e) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to
Loading Rack Throughput Agreement (Lovington)

Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Navajo, HEP Lovington or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Navajo, HEP Lovington and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Navajo, HEP Lovington or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
     (f) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     (g) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     (h) Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
     Section 12. Guarantee by Holly
     (a) Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Lovington the punctual and complete payment in full when due of all amounts due from Navajo under the Agreement (collectively, the “Navajo Payment Obligations”). Holly agrees that HEP Lovington shall be entitled to enforce directly against Holly any of the Navajo Payment Obligations.
Loading Rack Throughput Agreement (Lovington)

     (b) Guaranty Absolute. Holly hereby guarantees that the Navajo Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of HEP Lovington;
     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by HEP Lovington of partial payment or performance from Navajo;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Navajo or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Navajo Payment Obligations or otherwise.
     (c) Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Navajo Payment Obligations and any requirement for HEP Lovington to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Navajo, any other entity or any collateral.
     (d) Subrogation Waiver. Holly agrees that for so long as there is a current or ongoing default or breach of this Agreement by Navajo, Holly shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Navajo for any payments made by Holly under this Section 12, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Navajo during any period of default or
Loading Rack Throughput Agreement (Lovington)

breach of this Agreement by Navajo until such time as there is no current or ongoing default or breach of this Agreement by Navajo.
     (e) Reinstatement. The obligations of Holly under this Section 12 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Navajo Payment Obligations is rescinded or must otherwise be returned to Navajo or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Navajo or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 12 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Navajo Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Lovington and its respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for HEP Lovington (and Holly hereby waives any rights which Holly may have to require HEP Lovington), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against Navajo or others liable on the Navajo Payment Obligations or any other person, (ii) enforce HEP Lovington’s rights against any other guarantors of the Navajo Payment Obligations, (iii) join Navajo or any others liable on the Navajo Payment Obligations in any action seeking to enforce this Section 12, (iv) exhaust any remedies available to HEP Lovington against any security which shall ever have been given to secure the Navajo Payment Obligations, or (v) resort to any other means of obtaining payment of the Navajo Payment Obligations.
     Section 13. Guarantee by the Partnership and Operating Partnership.
     (a) Payment and Performance Guaranty. Each of the Partnership and the Operating Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Navajo the punctual and complete payment in full when due of all amounts due from HEP Lovington under the Agreement (collectively, the “HEP Lovington Payment Obligations”). Each of the Partnership and the Operating Partnership agrees that Navajo shall be entitled to enforce directly against the Partnership and the Operating Partnership any of the HEP Lovington Payment Obligations.
     (b) Guaranty Absolute. Each of the Partnership and the Operating Partnership hereby guarantees that the HEP Lovington Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of each of the Partnership and the Operating Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of each of the Partnership and the Operating Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of Navajo;
Loading Rack Throughput Agreement (Lovington)

     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by Navajo of partial payment or performance from HEP Lovington;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Lovington or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, the Partnership or the Operating Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of each of the Partnership and the Operating Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Lovington Payment Obligations or otherwise.
     (c) Waiver. Each of the Partnership and the Operating Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Lovington Payment Obligations and any requirement for Navajo to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Lovington, any other entity or any collateral.
     (d) Subrogation Waiver. Each of the Partnership and the Operating Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Lovington, the Partnership and the Operating Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Lovington for any payments made by the Partnership or the Operating Partnership under this Section 13, and each of the Partnership and the Operating Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Lovington during any period of default or breach of this Agreement by HEP Lovington until such time as there is no current or ongoing default or breach of this Agreement by HEP Lovington.
     (e) Reinstatement. The obligations of the Partnership and the Operating Partnership under this Section 13 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Lovington Payment Obligations is rescinded or must
Loading Rack Throughput Agreement (Lovington)

otherwise be returned to HEP Lovington or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Lovington or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 13 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HEP Lovington Payment Obligations, (ii) be binding upon the Partnership, the Operating Partnership, and each of their respective successors and assigns and (iii) inure to the benefit of and be enforceable by Navajo and their respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for Navajo (and each of the Partnership and the Operating Partnership hereby waives any rights which the Partnership or the Operating Partnership, as applicable, may have to require Navajo), in order to enforce such payment by the Partnership or the Operating Partnership, first to (i) institute suit or exhaust its remedies against HEP Lovington or others liable on the HEP Lovington Payment Obligations or any other person, (ii) enforce Navajo’ rights against any other guarantors of the HEP Lovington Payment Obligations, (iii) join HEP Lovington or any others liable on the HEP Lovington Payment Obligations in any action seeking to enforce this Section 13, (iv) exhaust any remedies available to Navajo against any security which shall ever have been given to secure the HEP Lovington Payment Obligations, or (v) resort to any other means of obtaining payment of the HEP Lovington Payment Obligations.
[Remainder of page intentionally left blank. Signature pages follow.]
Loading Rack Throughput Agreement (Lovington)

     IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

HEP LOVINGTON: HOLLY ENERGY STORAGE-LOVINGTON LLC
By:	/s/ David G. Blair
David G. Blair
President

NAVAJO: NAVAJO REFINING COMPANY, L.L.C.
By:	/s/ David L. Lamp
David L. Lamp
Executive Vice President

ACKNOWLEDGED AND AGREED FOR PURPOSES OF Section 8(b) AND Section 12: HOLLY CORPORATION
By:	/s/ David L. Lamp
David L. Lamp
President

Signature Page 1 of 2 to the Loading Rack Throughput Agreement (Lovington)

ACKNOWLEDGED AND AGREED FOR PURPOSES OF Section 8(b) AND Section 13: HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ David G. Blair
David G. Blair
President

ACKNOWLEDGED AND AGREED FOR PURPOSES OF Section 13: HOLLY ENERGY PARTNERS-OPERATING, L.P.
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

Signature Page 2 of 2 to the Loading Rack Throughput Agreement (Lovington)

SCHEDULE I
LOADING RACK TARIFF
Loading Rack Tariff
$0.35 per barrel
Schedule I

SCHEDULE II
ASSUMED OPEX
Assumed OPEX
$250,000.00
Schedule II